UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT  REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 15, 2011

TETRA TECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19655	95-4148514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3475 East Foothill Boulevard, Pasadena, California  91107

(Address of principal executive office and zip code)

(626) 351-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation.

Effective July 15, 2011, Donald I. Rogers, Jr. retired from his role as Executive Vice President and President of the Remediation and Construction Management segment of Tetra Tech, Inc. (the “Company”).

(c)                                  Appointments.

(i)                                     On July 18, 2011, the Company’s Board of Directors (the “Board”) named Frank C. Gross, Jr. as Executive Vice President and President of the Remediation and Construction Management Group.

Mr. Gross, age 55, previously served as President of the Industrial/Process Business Unit of URS Corporation’s Washington Division since February 2008.  At his former employer, Mr. Gross led an $850 million per year business group focused on construction management.  He joined URS in 1978 and gained progressive responsibility in a variety of technical and leadership roles.  He has more than 30 years of experience with large, multi-disciplinary engineering and construction projects in power, oil and gas, industrial/manufacturing, automotive, and other heavy industries.  Mr. Gross earned a B.S. in Civil and Environmental Engineering from Clarkson University.

The Board also approved the following terms of employment for Mr. Gross:  (i) an annual salary of $440,000; (ii) a sign-on bonus of $210,000; (iii) a bonus for fiscal year 2011 of $140,000; (iv) a bonus for fiscal year 2012 equal to the greater of $260,000 or the amount calculated under the Company’s Executive Compensation Policy (the “ECP”), with target and potential awards of 75% and 126%, respectively; (v) the grant of options to acquire 30,000 shares of common stock under the Company’s 2005 Equity Incentive Plan, as amended (the “EIP”), exercisable in four equal annual installments, at an exercise price equal to the closing price of such common stock on July 18, 2011; (vi) the award of 10,000 shares of time-based restricted stock under the EIP, which will vest in three equal annual installments; and (vii) the award of 20,000 shares of performance-based restricted stock under the EIP and ECP, to be made at the November 2011 meeting of the Compensation Committee of the Board.

(ii)                                  On July 18, 2011, the Board named Steven M. Burdick, the Company’s Acting Chief Financial Officer and Treasurer, as Chief Financial Officer and Treasurer.

Mr. Burdick, age 47, served as the Company’s Senior Vice President and Corporate Controller from January 2004 to March 2011, and as the Acting Chief Financial Officer between March 2011 and August 2011.  He joined the Company in 2003 as Vice President, Management Audit.  Previously, Mr. Burdick served as the Executive Vice President and Chief Financial Officer for Aura Systems, Inc., and as Chief Financial Officer for TRW Ventures.  Prior to this, he held the position of Senior Manager with Ernst & Young LLP in Los Angeles.  Mr. Burdick holds a B.S. degree in Accounting from Santa Clara University and is a Certified Public Accountant.

In connection with his appointment, the Board approved an increase in Mr. Burdick’s annual salary from $283,500 to $400,000, retroactive to April 1, 2011, the date on which Mr. Burdick assumed the roles of Acting Chief Financial Officer and Treasurer.

(iii)                               To fill Mr. Burdick’s pervious position, the Company has named Brian N. Carter as its Vice President, Corporate Controller and Chief Accounting Officer.

Mr. Carter, age 43, previously served as Vice President of Finance and Administration for Wedbush, Inc., a privately held financial services holding company, from September 2009 to June 2011.  Mr. Carter was Vice President, Financial Planning and Analysis, for AECOM Technology Corporation during 2008 and 2009.  He was Executive Vice President, Financial Planning & Analysis and Management Accounting for IndyMac Bancorp, Inc. from 2002 to 2008, and he previously held finance and auditing positions with Huntington Bancshares, Inc., Nationwide Financial Services, Inc., and Ernst & Young LLP.  Mr. Carter holds a B.S. in Accounting from Miami University and is a Certified Public Accountant.

Mr. Carter’s annual salary is $250,000 and he received a $50,000 sign-on bonus.  Mr. Carter is eligible for participation in the Company’s annual performance bonus plan, and his target bonus is 40%, based on his pro-rated fiscal 2011 compensation.  Further, the Company is recommending that the Compensation Committee of the Board approve the grant of options to purchase 5,000 shares of common stock at its next regularly scheduled meeting.

The Company’s press release, attached hereto as Exhibit 99.1, also announced these events.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

		99.1	Press Release issued July 19, 2011, reporting management team changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA TECH, INC.

Date:	July 19, 2011	By:	/S/ DAN L. BATRACK
Dan L. Batrack
Chairman and Chief Executive Officer